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                                                                     EXHIBIT 4.2


                             FIRST AMENDMENT TO THE
              LEAR CORPORATION EXECUTIVE SUPPLEMENTAL SAVINGS PLAN



THIS AMENDMENT to the Lear Corporation Executive Supplemental Savings Plan (the "Plan") made by Lear Corporation (the "Corporation"),


                                WITNESSETH THAT:


1. Effective as of January 1, 1998, the Foreword shall be amended by adding the following as the third paragraph thereof:

   Effective as of January 1, 1998, the Masland Officers Deferred Compensation Plan (the "Masland Plan") is merged into the Plan for the benefit of the participants in the Masland Plan as Deferred Accounts. Elections under the Masland Plan shall apply under the Plan to amounts deferred under the Masland Plan.

2. Effective as of January 1, 1998, Section 1.07 is amended by adding the following sentence thereto:

   Effective as of January 1, 1998, Deferred Account shall include amounts deferred under the Masland Plan prior to 1997 and transferred to the Plan as of January 1, 1998.

3. Effective as of January 1, 1998, a new definition is added as Section 1.12, and present Sections 1.12 through 1.17 are renumbered as 1.13 through 1.18. The new Section 1.12 shall read as follows:


   1.12 "Masland Plan" means the Masland Officer Deferred Compensation Plan prior to 1998, which was merged into the Plan as of January 1, 1998.

4. Effective as of January 1, 1998, Section 2.1 is amended by adding the following paragraph at the end thereof:

   Employees who were participants in the Masland Plan and who are not otherwise eligible for the Plan shall participate after 1997 only to the extent of receiving deemed earnings on the account balances transferred from the Masland Plan as of January 1, 1998. Once such Employees become eligible in accordance with the foregoing paragraphs of this Section, this paragraph shall no longer apply.

5. Effective as of January 1, 1997, Section 2.3 is deleted.



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6.    Effective as of January 1, 1997, Section 4.3 is amended by adding the following paragraph thereto:

      Notwithstanding the foregoing, if the aggregate value of a participant's Deferred Account at such participant's termination of employment for any reason is less than $10,000, the participant or his or her beneficiary shall receive benefits under this Plan in the form of a single lump sum as soon as practicable after termination of employment, without regard to distribution elections made on deferred compensation agreements made at the time the participant elected to defer compensation.

7. Except to the extent hereby amended, this Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has adopted this First Amendment to the Plan on the ____ day of _____________, 19__.



LEAR CORPORATION



By: ____________________________






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